CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Floating Rate Senior Bearer Notes due 2012	1,734,003,814.81	$53,233.92

(1) The U.S. dollar equivalent of the maximum aggregate offering price has been calculated using an exchange rate of 115.34 yen per $1.00 as of September 6, 2007.

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 382 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated January 29, 2007	Dated September 6, 2007
Rule 424(b)(2)

EURO MEDIUM-TERM NOTES, SERIES H
Floating Rate Senior Bearer Notes Due 2012
__________________________

We, Morgan Stanley, may not redeem these Euro Medium-Term Notes, Series H (Floating Rate Senior Bearer Notes Due 2012) prior to the maturity date other than under the circumstances described under “Description of Notes—Tax Redemption” in the accompanying prospectus supplement.

We will issue the notes only in bearer form, which form is further described under “Description of Notes—Forms of Notes” in the accompanying prospectus supplement.  You may not exchange notes in bearer form at any time for notes in registered form.

We describe the basic features of this type of note in the section called “Description of Notes” in the accompanying prospectus supplement and the section called “Description of Debt Securities” in the accompanying prospectus, subject to and as modified by the provisions described below.

Principal Amount:	JPY 200,000,000,000	Annual Redemption
Percentage
Maturity Date:	September 14, 2012; provided that if such	Reduction:	N/A
day is not a business day, the maturity date
	will be the next succeeding business day,	Optional Redemption
	unless that succeeding business day would	Date:	N/A
fall in the next calendar month, in which case
	the maturity date will be the immediately	Interest Payment
	preceding business day.	Dates:	Each March 14, June 14, September 14 and
December 14, commencing December 14,
Settlement Date			2007, provided that if any interest payment
(Original Issue			date (including the maturity date) is not a
Date):	September 14, 2007		business day, that interest payment date will
be the next succeeding day that is a business
Interest Accrual Date:	September 14, 2007		day, unless that succeeding business day
Issue Price:	100%		would fall in the next calendar month, in
which case such interest payment date will be
Underwriter’s Discounts			the immediately preceding business day.
and Commissions:	0.25%
Interest Payment
Proceeds to Company:	99.75%	Period:	Quarterly

Specified Currency:	Japanese Yen (“JPY”)	Interest Reset Dates:	Each interest payment date

Redemption Percentage		Interest Reset Period:	Quarterly
at Maturity:	100%
Interest Determination
Base Rate:	LIBOR	Dates:	The second London banking day immediately
preceding each interest reset date
Spread
(Plus or Minus):	Plus 0.70% per annum	Reporting Service:	Reuters as the successor service to
Spread Multiplier:	N/A		Moneyline Telerate, with Reuters page 3750
as the successor to Telerate page 3750
Index Currency:	JPY
		Business Day:	Tokyo, New York and London and TARGET
Index Maturity:	Three months		Settlement Day

Maximum Interest Rate:	N/A	Calculation Agent:	The Bank of New York (as successor to
JPMorgan Chase Bank, N.A.)
Minimum Interest Rate:	0.00%
		Agent:	Morgan Stanley & Co. International plc
Initial Interest Rate:	To be determined by the Calculation Agent
	as of the second London banking day	Denominations:	JPY 100,000,000 and integral multiples of
	immediately preceding the original issue date		JPY 100,000,000 in excess thereof

Initial Redemption		Common Code:	032072500
Date:	N/A
		ISIN:	XS0320725004
Initial Redemption
Percentage:	N/A	Other Provisions:	None

Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

MORGAN STANLEY
MITSUBISHI UFJ SECURITIES INTERNATIONAL PLC	MIZUHO INTERNATIONAL PLC
DAIWA SECURITIES SMBC EUROPE	SHINSEI INTERNATIONAL LIMITED

Supplemental Information Concerning Plan of Distribution

On September 6, 2007, we agreed to sell to the managers listed below, and they severally agreed to purchase, the principal amounts of notes set forth opposite their respective names below at a net price of 99.75% for the notes.  The purchase price for the notes equals the stated issue price of 100% less a combined management and underwriting commission of 0.25%.

Name	Principal Amount of Notes
Morgan Stanley & Co. International plc	¥192,000,000,000
Mitsubishi UFJ Securities International plc	¥2,000,000,000
Mizuho International plc	¥2,000,000,000
Daiwa Securities SMBC Europe Limited	¥2,000,000,000
Shinsei International Limited	¥2,000,000,000

Total	¥200,000,000,000

PS-2